EXHIBIT 99.1

Hold For Release Until:

4:00 PM Eastern

February 26, 2007

Rimage Corporation Reports Strongly Improved

Fourth Quarter Operating Results

Minneapolis, MN—February 26, 2007—Rimage Corporation (Nasdaq: RIMG) today reported revenues of $30,519,000 for the fourth quarter of 2006 ended December 31, an increase of 26% from $24,266,000 in the fourth quarter of 2005. Net income rose 57% to $3,625,000 or $0.34 per diluted share, from $2,304,000 or $0.22 per diluted share in the year-earlier quarter. Earnings for this period were reduced by pre-tax stock compensation expense of approximately $500,000 and a pre-tax charge of approximately $648,000 for tooling impairment and excess raw material inventory related to the low-end 360i product line. Fourth quarter revenues and earnings significantly exceeded the previously-issued guidance for this period.

For full-year 2006, revenues totaled $103,252,000, up 8% from $95,410,000 in 2005. Net income for the year came to $13,084,000 or $1.26 per diluted share, an increase of 15% from $11,368,000 or $1.10 per diluted share in 2005. Net income for 2006 included approximately $1.7 million of pre-tax stock compensation expense, compared to none during 2005.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “We ended 2006 by posting the strongest fourth quarter in our history, a performance that enabled Rimage to cross the $100 million sales milestone and report record earnings for the full year. Virtually every aspect of our business continued to perform at a high level during the quarter. Our global channel generated sales of mission-critical Producer disc publishing systems across a wide spectrum of markets. In addition, we continued making excellent progress in our targeted retail, medical imaging and business services applications through sales of both Producer disc publishing systems and related consumable supplies. Looking ahead, we will continue to focus our resources and technological competencies on significant opportunities in our targeted markets. Our strategic focus, combined with the strength of our served markets, makes us believe Rimage’s outlook for 2007 is very positive.”

A strong focus on Rimage’s mission-critical Producer line and slower sales of the low-end 360i product line necessitated the fourth quarter charge for tooling impairment and excess raw material inventory. Rimage is currently evaluating a new distribution strategy for this line.

Financial Highlights

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 47% in the fourth quarter of 2006 and accounted for 47% of sales, compared to 40% in the fourth quarter of 2005. The growth of consumable supplies has been generated by strategic efforts to capitalize upon the expansion of Rimage’s installed base of CD/DVD publishing systems in retail and other applications.

International sales increased 14% in the fourth quarter of 2006 and accounted for 34% of sales, compared to 38% in the fourth quarter of 2005. Rimage is moving forward with efforts to strengthen its large European operation, which continued to generate the majority of the quarter’s international sales. Currency effects increased worldwide sales by 2% in the fourth quarter of 2006.

Cash and investments rose to $77.4 million at December 31, 2006, from $73.3 million at the end of the third quarter and $64.3 million at the end of 2005. During the quarter, cash totaling $0.4 million was used to support the implementation of an SAP enterprise resource planning system in North America and Europe. Stockholders’ equity increased to $95.5 million at December 31, 2006, from $90.5 million at the end of the third quarter and $76.5 million at year-end 2005.

For the first quarter of 2007 ending March 31, Rimage is forecasting revenues of $21.0 to $23.0 million and earnings of $0.15 to $0.20 per diluted share. Given the order patterns of many customers, the first quarter is typically Rimage’s weakest sales period of any given year. In addition, Rimage expects to incur expenses of approximately $500,000 related to the North American and European cutover to its new SAP-based enterprise resource planning system. Any further expenses associated with this project are expected to be minimal.

About Rimage

Rimage Corporation is the world’s leading provider of CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including digital photography, medical imaging and financial institutions. Visit our web site at www.rimage.com.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144

Conference Call and Replay

Rimage Corporation will review its fourth quarter operating results in a conference call at 4:30 PM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through March 5, 2007 by dialing 1-303-590-3000 and providing the 11083382 confirmation code.

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005

Revenues	$30,519	$24,266	$103,252	$95,410
Cost of Revenues	16,856	13,460	56,014	51,957
Gross Profit	13,663	10,806	47,238	43,453
Operating Expenses:
Research and Development	1,956	1,335	6,737	5,512
Selling, General and Administrative	6,612	6,233	22,727	21,317
Total Operating Expenses	8,568	7,568	29,464	26,829
Operating Income	5,095	3,239	17,774	16,624
Other Income, Net	687	524	2,684	1,419
Income Before Income Taxes	5,782	3,763	20,458	18,043
Income Tax Expense	2,157	1,459	7,374	6,675
Net Income	3,625	2,304	13,084	11,368

Net Income Per Basic Share	$.37	$.24	$1.33	$1.19

Net Income Per Diluted Share	$.34	$.22	$1.26	$1.10
Basic Weighted Average
Shares Outstanding	9,899	9,601	9,812	9,530
Diluted Weighted Average
Shares Outstanding	10,424	10,467	10,356	10,312

Consolidated Balance Sheet Information:

	Balance as of
	December 31, 2006	December 31, 2005

Cash and Marketable Securities	$38,766	$64,275
Accounts Receivable	21,697	12,885
Inventories	6,072	6,621
Total Current Assets	70,117	86,444
Property and Equipment, Net	3,626	2,525
Marketable Securities – Non-Current	38,594	—
Total Assets	112,359	89,009
Current Liabilities	16,163	12,191
Long-term Liabilities	720	289
Stockholders’ Equity	95,476	76,529